EXHIBIT 10.58

                         LICENCE AGREEMENT NUMBER:MTM006

                                SUMMARY OF TERMS

The Licensee:                  Name:  Zoo Digital Publishing Limited
                            Address:  20 Furnival Street
                                      Sheffield
                                      S1 4QT
                            Contact:  Andy Scrivener
                                tel:  0114 2413700
                                fax:  0114 241 3701
                             e-mail:  a.scrivener@zoodigitalpublishing.com

The Property:               Muffin The Mule

The Principal:              Maverick Entertainment Group PLC and SMPL

The Licensor:               Peak Entertainment Ltd
                            Address:     Bagshaw Hall
                                         Bakewell
                                         Derbyshire DE45 1DL
                            Contact:     Paula Shorrocks
                            tel:         +44(0)1629 814555
                            fax:         +44(0)1629 813539
                            e-mail:  p.shorrocks@peakentertainment.co.uk

The Products:               Interactive DVD game incorporating the Property

Product Package             Any packaged or boxed product that incorporates the
                            Product

Channels of Distribution:   All channels and media of distribution and promotion

The Territory:              Exclusive Worldwide

The Term:                   7 years from first release

Advance Royalty:            (pound)10,000 + VAT on Signature

Guaranteed Royalty:         None other than the above advance

Royalty Rate:               10 % of Net Selling Price

Number of Samples:          20 of each Product

This LICENCE AGREEMENT is made this    day of            2005  between:

THE PARTIES:

      1. PEAK ENTERTAINMENT LTD, Bagshaw Hall, Bakewell, Derbyshire, DE45 1DL ("the Licensor")

      2. THE LICENSEE: whose full name and trading or registered address is referred to on the Summary of Terms Sheet ("the Licensee")


RECITALS

      (A)   The Licensor controls all rights of exploitation in the Property.

      (B) The Licensee wished to obtain a licence to manufacture, market, sell and distribute the Products and Product Packages incorporating the Property and the Licensor has agreed to grant such right.

      1.    DEFINITIONS

            "The Intellectual Property" - means copyright, trade mark and other rights in the Property.

            "Net Selling Price" - means the gross price at which the Licensee sells any Product in an arms length transaction less only Value Added Tax and normal trade discounts or in the case of any Product Package the gross price at which the distributor of said Product Package sells in an arms length transaction less only Value Added Tax and normal trade discounts.

            "Notice" - means notice in writing served in accordance with the provisions of sub-clause 15.4.

            "The Royalties" - means the payments to be made to the Licensor by the Licensee under Clause 4.

            "The Specifications" - means the specifications set out in the first schedule.

            "The Style Guide" - means the documents provided by the Licensor to the Licensee from time to time giving details of the Property including the papers that have been given to the Licensee before the signing of this Agreement.

            The words referred to in the first column of the Summary of Terms shall have the meanings attributed to them in the second column of the Summary of Terms Sheet.

      2.    GRANT

      2.1 In consideration of the obligations undertaken by the Licensee under this Agreement the Licensor grants to the Licensee an exclusive licence to apply the Property to the manufacture, marketing, distribution and sale of the Products and Product Packages in the Territory in accordance with the Specifications and the Style Guide and under the terms of this Agreement in the Territory.

      2.2 The Licensee shall have the right to purchase audio and video materials of the animated episodes to use in the development of the Products and Product Packages.

      2.3 The Licensor reserves all rights not specifically granted herein including the right to grant licences of the Property to other licensees in the Territory in respect of other product categories.


      3.    TERM

            This Agreement shall be for the Term unless terminated earlier in accordance with Clause 9 herein.

      4.    ROYALTIES

      4.1 In consideration of the rights granted by the Licensor the Licensee shall pay to the Licensor the Royalty for each unit of the Products and each Product Package unit sold by the Licensee. By way of a fully recoupable advance of Royalties, the Licensee shall pay the Licensor the Advanced Royalty upon signature of this Agreement by both parties and receipt of the Licensor's corresponding VAT invoice.

      4.2 The Licensee shall within 30 days of the 31th March, 30th June, 30th September and 31th December in each year deliver to the Licensor a statement giving particulars of all sales of the Products and Product Packages effected by the Licensee since the last statement date (and in respect of the first statement; since the date of this Agreement) and showing the total royalty payable to the Licensor for the previous quarter. The form of the statement is set out in the second Schedule. On receipt of such a report, the Licensor shall be entitled to raise an invoice for the amount of the Royalties due as shown in such royalty statement. The amount of the Licensor's invoice shall be paid by the Licensee within 30 days of its receipt by the Licensee.

      4.3 The Licensee shall keep and maintain detailed accurate accounts and records so as to show the quantity and Net Selling Price of Products and Product Packages sold, used or otherwise disposed of by the Licensee for each royalty period giving separately the figures for each of the Product and/or Product Package. The Licensor shall have the right at reasonable hours, and on giving the Licensee reasonable notice (which shall not be less than 5 working days), to appoint a representative (being a qualified, certified or chartered accountant) to audit the said accounts and records and if such audit reveals a discrepancy it shall be collected forthwith. It is further agreed that if such audit reveals an underpayment of 5% or more of the amount actually due by the Licensee, the Licensee shall within 14 days of the date of the relevant invoice pay the Licensor's reasonable auditing fees and expenses up to a maximum amount of (pound)2000 in addition to any other payments due and interest on the discrepancy at 4% above the base lending rate from time to time of National Westminster Bank Plc. In all other cases, the full costs of the audit shall be borne by the Licensor.

      4.4 All sums payable by the Licensee to any person pursuant to this Agreement shall be paid free and clear of all deductions (except normal trade discounts) or withholdings whatsoever, save only as may be required by any applicable law and save as provided otherwise elsewhere in this Agreement.


      5.    SPECIFICATION AND QUALITY

      5.1 The Licensee shall manufacture the Products and Product Packages according to the Specifications and the Style Guide or such other specifications as the Licensor may from time to time substitute with the prior consent of the Licensee and at all times ensure that the Products and Product Packages are of the highest quality attainable within the Specifications, in particular the Licensee is to ensure that the Products and Product Packages comply in all respects with the provisions of the relevant toy safety regulations (where applicable) and all other relevant statutes, regulations in respect of safety and quality.

      5.2 The Licensee shall submit for the Licensor's written approval samples of the Products, any articles to be sold with the Products and all packaging material, display, advertising or publicity material and shall refrain from distribution, sales or publication of any of the Products until such approval shall have been first had and obtained. The Licensor reserves the right to require the Licensee to make any alterations that the Licensor may require to such items. If the Licensor fails to notify the Licensee of its disapproval of any materials submitted by the Licensee under this Clause 5.2 within 10 calendar days (not working days) of receipt of such materials by the Licensor then the relevant materials shall be deemed to have been approved by the Licensor for the purposes of this Clause 5.2

            5.2.1 The Licensee shall comply with this Clause 5.2 at each and every stage of development of the Products identified as follows:

                  PRODUCT                   PACKAGING

                  Rough visual of concept   Rough visual of concept
                  Hand/Sample/Prototype     Rough artwork
                  Pre-production sample     Finished artwork
                  Production sample         Artwork Proof
                                            Finished production packaging

            5.2.2 Approval will be granted by the Licensor based on design, quality and compliance with the Style Guide and the copyright lines and all designs must be consistent with the identity and image of the Property.

            5.2.3 Approval is not granted on the basis of any safety or fitness for purpose aspect of the Products as such aspects are the sole responsibility of the Licensee.

      5.3 The Licensee shall ensure that all units of the Products including their wrappings and packaging are of the same description as the sample approved by the Licensor in accordance with Clause 5.2.

      5.4 The Licensee shall supply to the Licensor the Number of Samples of the Products free of charge within three months of the first production of the Products.

      5.5 If the Licensee employs a third party to manufacture the Products or any Product Package the Licensee shall:

            5.5.1 ensure that the manufacturer is contractually obliged only manufactures the Product and/or Product Package for the Licensee;

            5.5.2 ensure that title to any plates or dies manufactured specially for production of the Products and/or Product Package are the property of the Licensee and shall be returned to the Licensee by the manufacturer on demand; and

            5.5.3 ensure that any Products manufactured meet the Specifications.

      5.6 If the Licensee or its third party manufacturer require imagery or artwork additional to the Style Guide, the Licensee agrees to pay the price quoted from time to time by the Licensor in respect thereof.



      6.    USE AND PROTECTION OF INTELLECTUAL PROPERTY

      6.1 Every unit of the Products and all packaging, advertising and point of sale materials used in connection therewith and which incorporates the Intellectual Property shall bear the following statement which shall not be varied in any way by the Licensee without prior written consent of the Licensor:

            "(C) 200- Maverick Entertainment Group plc and SMPL. Licensed by Peak Entertainment Ltd "

      6.2 The Licensee shall not use any of the Property as part of the Licensee's name or the name of any entity associated with it without the prior written consent of the Licensor.

      6.3 The Licensee shall not during the subsistence of this Agreement or at any time thereafter register or use any of the Intellectual Property in its own name as proprietor.

      6.4 The Licensee recognises the Licensor's title to the Intellectual Property and shall not claim any right title or interest in the Intellectual Property or any part of it save as is granted by this Agreement. Any Intellectual Property right that the Licensee shall acquire to the Products is hereby assigned to the Licensor and, if appropriate, the Licensee shall enter into a legal assignment of such Intellectual Property without payment.

      6.5 The Licensee recognizes that the copyright lines in any literary, artistic, musical or dramatic work generated or arising from the activities of the Licensee under this Agreement including the source code in any of the Products and Product Packages (other than the Intellectual Property) shall be the property of the Licensor and the Licensee with full title guarantee hereby assigns such copyright and all rights related thereto to the Licensor (including by way of future assignment).

      6.6 The Licensee shall promptly call to the attention of the Licensor the use of any part of the Property by any third party or any activity of any third party which might be in the opinion of the Licensee amount to infringement or passing off.

      6.7 The Licensee shall not assign the benefit of this Agreement or grant any sub-licence without prior written consent of the Licensor other than a sub-license of the manufacturing and publishing rights granted to the Licensee to its nominated third party replicator and publisher, respectively.

      6.8 Save as provided in Clause 6.5, any logo derived by the Licensee from the Intellectual Property or any part of it shall be held by the Licensee on trust for the Licensor and at the Licensor's request shall be assigned to the Licensor without compensation.

      6.9 The Licensee shall not, except with the prior written consent of the Licensor, make use of the name of the Licensor in any connection otherwise than is expressly permitted by this Agreement.

      6.10 If required by law, the Licensee will join with the Licensor to become a registered user of the Intellectual Property or any part of it.


      7.    LICENSEE'S OBLIGATION AS TO MARKETING

      7.1 The Licensee shall ensure that the Products shall be on sale to the trade within eighteen months of the commencement date of the Term.

      7.2 The Licensee shall ensure so far as it is reasonable practicable that the Products are not supplied for resale as an integral part of any other product other than to the Licensee and shall not be supplied either directly or indirectly to other manufacturers or to hawkers, peddlers, street vendors and the like or to any person intending to distribute the Products either as an integral part of any other product or gratuitously.

      7.3 The Licensee shall at all times use its reasonable endeavors to promote and sell the Products in the Territory.

      7.4 The Licensee shall only market and sell Products in an ethical manner having regard at all times to the image and reputation of the Property and shall therefore use good taste at all times.

      7.5 The Licensee shall only use the Property as permitted by this Agreement or by the Licensor.

      7.6 The Licensee shall distribute and sell the Products only through the Distribution Channels as specified in Clause 1 of this Agreement.

      8.    ACTION AGAINST THIRD PARTIES

      8.1 The Licensee shall have no right to take action against third parties in respect of the Intellectual Property and if required to do so by the Licensor the Licensee shall co-operate fully with the Licensor in any such action the Licensee's expenses incurred in doing so being borne by the Licensor.

      8.2 All damages shall be the exclusive property of the Licensor provided that the Licensee shall be entitled to set-off any expenses which is able to claim from the Licensor pursuant to Clause 8.1.

      8.3 Any decisions to take action against third parties shall be solely at the discretion of the Licensor.

      9.    TERMINATION

            Without prejudice to any right or remedy either party may have against the other for breach or non-performance of this Agreement, each party shall have the right to immediately terminate this Agreement by serving the other party with written notice to that effect in the following circumstances.

      9.1 On the other party committing a breach of any provision of this Agreement and failing to remedy such breach within 30 days of receiving written notice specifying the breach and requiring remedy thereof;

      9.2 if the other party shall have any distress or executor levied upon it's goods or effects;

      9.3 on the other party becoming unable to pay its debts with the meaning of Section 123 Insolvency Act 1986, passing any resolution to wind itself up or if a Receiver or an Administrative Receiver of the other party's undertaking, property or assets or any part thereof is appointed or if an application is made for the appointment of an Administrator of the other party, or if the Directors of the other party propose a composition of debts or scheme of arrangements (other than by way of a bona fide restructuring).

      9.4 on the other party for any reason whatever nature being substantially prevented from performing or becoming unable to perform its obligations under this Agreement.

      9.5 on the other party assigning, sub-contracting or attempting to sub-contract or assign this Agreement other than as permitted by this Agreement;

      9.6 if control of the Licensee shall pass from the present shareholders or owned or controlled by other persons other than the Licensee's current management whom the Licensor shall in its absolute discretion regard as unsuitable; and

      9.7 if the other party ceases or threatens to cease carrying on it's usual business for a period in excess of thirty (30) working days consecutively.


      10.   TERMINATION CONSEQUENCES

      10.1 Upon termination of this Agreement whether by expiry of the Term or by termination by either party pursuant to Clause 9, the Licensee shall forthwith discontinue manufacture of the Products.

      10.2 If the Licensee shall have any remaining stocks of the Products or Product Packages at the time of termination they may be disposed of by the Licensee in compliance with the terms of this Agreement for three months after termination but not otherwise.

      10.3 Any Products or Product Packages in the course of manufacture or in respect of which an order has been placed by the Licensee at the time of termination or expiry may be completed and disposed of in compliance with Clause 10.2 of this Agreement but not otherwise.


      11.   LICENSORS WARRANTY

            Licensor represents and warrants to the Licensee that:

      11.1 It has and will have throughout the Term of this Agreement, the right to exploit the Property in all media throughout the Territory and is and will throughout the Term be fully authorized to grant to the Licensee the rights granted to it under this Agreement.

      11.2 The rights granted herein do not violate or infringe any agreements, rights or obligations existing, or to be created during the Term, of any person, firm or corporation.


      12.   INDEMNITY

      12.1 The Licensee shall indemnify and hold harmless the Licensor from and against any liability, loss, claim or proceedings whatsoever arising under any statute or at Common Law in respect of personal injury to or the death of any person and any injury or damage to any property real or personal arising from the sale of the Products unless such liability arises from the neglect or default of the Licensor.

      12.2 The Licensor shall indemnify and hold harmless the Licensor from and against any liability, loss, claim or proceedings whatsoever arising under any statute or at Common Law arising as a result of a breach of any of the warranties and representations of the Licensor set out in Clause 11.

      12.3 The Licensee shall have in force Public and Product Liability Insurance for not less than the equivalent of (pound)1 million with a reputable insurer.

      12.4 The policies of insurance shall be shown to the Licensor whenever it requests together with satisfactory evidence of payment of premiums.

      12.5 Neither party shall be liable to the other under this Agreement in breach of contract, tort (including negligence and breach of statutory duty) or otherwise for any special loss including direct loss of profits nor for any indirect or consequential damages, costs or expenses of any nature whatsoever incurred or suffered by that other party including, without limitation, economic loss or other loss of turnover, indirect loss of profits, business interruption, loss of sales, loss of opportunity, loss of anticipated savings, loss of data and/or loss or inaccuracy of information other than fraudulent misrepresentation) or loss of goodwill.

      12.6 Northing in this Agreement shall limit either party's liability to the other in respect of any claims:

            12.6.1 for death or personal injury caused by the negligence of such party;

            12.6.2 resulting from any fraud including without limitation fraudulent misrepresentation made by such party; or 12.6.3 for which liability may not otherwise lawfully be limited or excluded.

      12.7 Subject to clauses 12.5 and 12.6 above, the entire liability of each Party under or in connection with this Agreement shall be limited to an aggregate amount of (pound)1,000,000.


      13.   MISCELLANEOUS

      13.1  No Waiver

            No waiver by the Licensor of any of the Licensee's obligations under this Agreement shall be deemed effective unless made by the Licensor in writing nor shall any waiver by the Licensor in respect of any breach be deemed to constitute waiver of or consent to any subsequent breach by the Licensee of it's obligations.

      13.2  Severance

            In the event that any provision of this Agreement is declared by any judicial proceedings or other competent authority to be void, voidable or illegal the remaining provisions shall continue to apply unless either party decides that the effect is to defeat the original intentions of the parties in which case it shall be entitled to terminate the Agreement by 30 days notice in which event the provisions of Clause 10 shall apply.

      13.3  No Agency or Partnership

            The parties are not partners nor joint venturers nor is the Licensee entitled to act as the Licensor's agent nor shall the Licensor be liable in respect of any representation act or omission of the Licensee whatever nature.

      13.4  Notices

            Any Notice to be served on either of the Parties by the other shall be sent by pre-paid recorded delivery or registered post or by facsimile to the address stated in Clause 1 and shall be deemed to have been received by the addressee with (three) 3 working days after posting or 24 hours of transmission if sent by facsimile.


      13.5  Choice of Law

            This Agreement shall be governed by English law in every particular including formation and interpretation and shall subject to the jurisdiction of the English Courts.

      14.   TRANSMISSION OF BENEFIT

      14.1 This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

      14.2 Neither party may not assign or sub-licence the rights contained in this Agreement, save as provided otherwise in this Agreement.

      15.   INTEREST

            If any sums due hereunder remain unpaid for a period in excess of 30 days after they have become due to the Licensor the unpaid balance will accrue interest at the rate of 4% per annum above the base rate for the time being of Barclays Bank Plc.

      16.   FORCE MAJEURE

            If the performance of this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it the party so affected upon giving proper notice to the other party shall be excused from performance to the extent of prevention, restriction or interference but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the Agreement with the utmost dispatch whenever such causes are removed or diminished.

      17.   HEADINGS

            The headings of conditions are for convenience of reference only and shall not affect their interpretation.

      18.   ENTIRE UNDERSTANDING AND VARIATION

      18.1 This Agreement embodies the entire understanding of the parties in respect of the matters contained or referred to in it and there are no promises, conditions or obligations oral or written, expressed or implied other than those contained in this Agreement.

      18.2 No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to writing and signed by a director of the Owner.


      20.   THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

            This Agreement does not create any right enforceable by any person nor a party to it provided that a person who is the permitted assignee or a successor to the Licensor is deemed to be a party to this Agreement.

                                 FIRST SCHEDULE

                                 SPECIFICATIONS


The Product shall be manufactured to a standard no lower than the sample provided by the Licensee to the Licensor in accordance with Clause 5.2.

The material used in the manufacturing the Product shall be of no lower quality than that used in the sample provided by the Licensee to the Licensor in accordance with Clause 5.2.

The colour and depiction of the material shall be as specified in the Style
Guide



SIGNED BY /s/ P. Shorrocks

FOR AND ON BEHALF OF THE LICENSOR




SIGNED BY /s/  20.09.05

FOR AND ON BEHALF OF THE LICENSEE

                                 SECOND SCHEDULE

                             PEAK ENTERTAINMENT LTD

FROM:

DATE:
ROYALTY PERIOD:
PROPERTY:
TERRITORY:

----------------------- ------------------------- ----------------------- ------------------------- ---------------------
 PRODUCT DESCRIPTION       PIECES SOLD DURING       TOTAL GROSS SALES     TOTAL GROSS SALES VALUE    TOTAL GROSS SALES
                                 PERIOD             VALUE AT START OF         AT END OF PERIOD        VALUE FOR PERIOD
                                                          PERIOD
----------------------- ------------------------- ----------------------- ------------------------- ---------------------
----------------------- ------------------------- ----------------------- ------------------------- ---------------------

----------------------- ------------------------- ----------------------- ------------------------- ---------------------

----------------------- ------------------------- ----------------------- ------------------------- ---------------------

----------------------- ------------------------- ----------------------- ------------------------- ---------------------

----------------------- ------------------------- ----------------------- ------------------------- ---------------------

---------------------------------------- ----------------------- -----------------
 PRODUCT DESCRIPTION      ROYALTY %        LESS ADVANCES NOT      TOTAL PAYABLE
                                                CLAIMED

---------------------------------------- ----------------------- -----------------
---------------------------------------- ----------------------- -----------------

---------------------------------------- ----------------------- -----------------

---------------------------------------- ----------------------- -----------------

---------------------------------------- ----------------------- -----------------

---------------------------------------- ----------------------- -----------------

                                         PLUS VAT
                                         ----------------------- -----------------

                                         TOTAL
                                         ----------------------- -----------------

Signed
      ---------------------------------
(Licensee)

Please complete in capital letters and return to:
Peak Entertainment Ltd
Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, DE45 1DL